TRITON RESOURCES, INC.
7363 – 146A Street
Surrey, British Columbia, Canada V3S 8Y8
TELEPHONE: (604) 599-8799
OTC BB: TRCS

April 7, 2006

FOR IMMEDIATE DISEMINATION

TRITON TO PURCHASE SKYFLYER TECHNOLOGY GMBH

Vancouver, British Columbia, Canada – April 7, 2006 – Triton Resources, Inc. (OTCBB: TRCS) (the "Company") announced today that it has entered into an agreement to purchase a 100% interest in Skyflyer Technology GmbH (“Skyflyer ”). Skyflyer is a company based in Wegberg, Germany engaged in the development and commercialization of a one-person recreational flying device.

Under the terms of the agreement, the Company will issue 33,000,000 shares of its common stock to Skyflyer ’s sole shareholder, Inventa Holding GmbH (“Inventa”) in exchange for a 100% ownership interest in Skyflyer . In addition, Perry Augustson, the Company’s sole executive officer and director, and one of its principal stockholders, will transfer39,000,000 shares of the Company’s common stock to Inventa at an aggregate sale price of $9,000. Closing of the acquisition is expected to take place on or about April 19, 2006. Closing is subject to a number of customary conditions, including the delivery of audited financial statements for Skyflyer and completion of the Company’s due diligence investigations. Upon closing, Mr. Augustson will resign as the Company’s sole executive officer and director, and Rolf G. Horchler will be appointed as the sole director and officer of the Company.

Mr. Horchler is a financial management consultant with over 30 years of experience in finance, operations, corporate acquisitions, strategic planning and human resource management.

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties related to the Company’s due diligence investigations and with closing the acquisition of Skyflyer .

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

TRITON RESOURCES, INC.

/s/ Perry Augustson
Perry Augustson
President